Exhibit 99.1

FOR IMMEDIATE RELEASE
August 30, 2002

Contact:

Investor Relations 512-236-3644

Schlotzsky’s Completes the Purchase of its

Largest Area Developer Territory

Area Covers Major Markets in Texas, Ten Other States

AUSTIN, TX, August 30, 2002 — Schlotzsky’s, Inc. (Nasdaq: BUNZ) today announced that it has exercised its option and purchased the contractual rights to its largest area developer territory, an area that covers major markets in Texas, including Houston, Dallas, Fort Worth and San Antonio, and portions of ten other states, primarily in the South, Midwest and Western U.S.  This territory, which includes 200 Schlotzsky’s® Deli restaurants, generated $116.2 million in systemwide sales in the year ended December 31, 2001.

Company officials said that the acquisition of the territory rights and elimination of the related developer service cost is a significant step that opens the way for further development in its home market of Texas and beyond.  The acquisition also will make co-branding in many key markets and smaller towns both more attractive and more feasible, they said.

This transaction completes an agreement that was entered into in 1999 and was reported in more detail in the Company’s previously filed Forms 10-K and 10-Q.  The territories include much of Texas, Colorado, Missouri, Mississippi, Arkansas, Louisiana, Tennessee, Utah, Wyoming, Idaho, and Montana.

The transaction was completed through the application of $5.1 million in previously paid deposits, a $500,000 cash payment and seller financing of $23.3 million.

Schlotzsky’s, Inc., founded in Austin, Texas in 1971, is a franchisor and operator of fast casual restaurants featuring upscale made-to-order hot sandwiches served on distinctive sourdough bread, along with sourdough crust pizzas, salads and soups.  As of June 30, 2002 there were 671 Schlotzsky’s® Deli restaurants open and operating in 38 states, the District of Columbia and nine foreign countries.  Visit www.schlotzskys.com or www.cooldeli.com for more information and e-coupons.

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Schlotzsky’s, Inc.

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This news release contains “forward-looking statements,” as defined under the federal securities laws.  Forward-looking statements include those regarding the business prospects and projected earnings and cash flow of the Company.  Forward-looking statements reflect the Company’s expectations based on current information.  The Company undertakes no obligation to update any forward-looking statements.  Shareholders and prospective investors are cautioned that actual future results may be materially different because of various risks and uncertainties, including but not limited to: national, regional and local economic conditions; the Company’s ability to license new franchisees; the financial stability of the Company’s franchisees; the success of any co-branding arrangements by the Company; successfully expanding the reach of the brand and other factors identified in the Company’s Form 10-K under the heading “Risk Factors”.